Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED
COMBINED HISTORICAL FINANCIAL INFORMATION
     On July 31, 2006, Time Warner Cable Inc. (“TWC”), a subsidiary of Time Warner Inc. (“Time Warner” or the “Company”), consummated the following transactions with Adelphia Communications Corporation (“Adelphia”) and Comcast Corporation (together with its subsidiaries, “Comcast”):
     Adelphia Acquisition. A subsidiary of TWC acquired certain assets and assumed certain liabilities from Adelphia for approximately $8.9 billion in cash and approximately 16% of TWC’s common stock. On the same day, Comcast purchased certain assets and assumed certain liabilities from Adelphia for approximately $3.6 billion in cash. Together, TWC and Comcast, through certain of their subsidiaries and affiliates, purchased substantially all of the cable assets of Adelphia (the “Adelphia Acquisition”). On the same day as the Adelphia Acquisition, TWC and Comcast consummated the “Redemptions” and the “Exchange” as described below.
     The Exchange. Following the Adelphia Acquisition, a subsidiary of TWC and Comcast exchanged certain cable systems (the “Exchange”). The estimated fair value of the cable systems transferred to Comcast by the subsidiary of TWC and transferred to the subsidiary of TWC by Comcast was approximately $8.7 billion. The Exchange was undertaken in order to enhance TWC’s and Comcast’s respective geographic clusters of subscribers. With the exception of one system (Urban Cable Works of Philadelphia, L.P., “Urban Cable Works”), all of the systems the subsidiary of TWC transferred to Comcast in the Exchange were acquired from Adelphia in the Adelphia Acquisition.
     The Redemptions. Immediately prior to the Adelphia Acquisition, TWC and Time Warner Entertainment Company, L.P. (“TWE”), one of TWC’s subsidiaries, redeemed Comcast’s interests in TWC (17.9%) and TWE (4.7%), respectively, for stock or interests in their respective subsidiaries that held a total of approximately $2.004 billion in cash and cable systems serving approximately 751,000 basic video subscribers (as of June 30, 2006), all of which were historical cable systems of TWC or TWE, as applicable (the “TWC Redemption” and the “TWE Redemption,” respectively, and, collectively, the “Redemptions”).
     The Adelphia Acquisition, the Exchange and the Redemptions are collectively referred to as the “Transactions.”
     TKCCP Dissolution. On July 3, 2006, TWC and Comcast commenced the dissolution of Texas and Kansas City Cable Partners L.P. (“TKCCP”), a 50-50 joint venture between Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) and Comcast. Upon the dissolution of TKCCP, TWC will acquire TKCCP’s cable systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”) and Comcast will acquire TKCCP’s cable systems in Houston (the “Houston Pool”). All of TKCCP’s approximately $2.0 billion in debt was assumed by the Houston Pool. The Partnership Agreement provides that, while formal dissolution is pending, TWC’s interest in TKCCP will track the rights, risks and rewards associated with the Kansas City Pool and Comcast’s interest will track the same with respect to the Houston Pool. The dissolution is subject to certain regulatory approvals, which are expected to be received no later than the first quarter of 2007. TWC will begin to consolidate the assets, liabilities and results of the Kansas City Pool upon the consummation of the dissolution of TKCCP. As discussed further below, because the Company believes that the dissolution of TKCCP is probable of occurring, the Company has included such information in the accompanying unaudited pro forma condensed combined historical financial information. The dissolution of TKCCP is referred to herein as the “TKCCP Dissolution.”
     Pro Forma Financial Information. The accompanying unaudited pro forma condensed combined historical financial information of Time Warner for the nine months ended September 30, 2006 is presented as if the Transactions and the TKCCP Dissolution had occurred on January 1, 2005. The unaudited pro forma condensed combined historical financial information for the year ended December 31, 2005 is included in the Company’s Current Report on Form 8-K/A dated July 31, 2006 and filed with the Securities and Exchange Commission on October 13, 2006. The unaudited pro forma condensed combined historical financial information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what Time Warner’s future operating results will be following the Transactions and the TKCCP Dissolution and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). Additionally, this information does not reflect financial and operating benefits Time Warner expects to realize as a result of the Transactions and the TKCCP Dissolution.

     Time Warner’s, Comcast’s and Adelphia’s independent registered public accounting firms have not examined, reviewed, compiled or applied agreed upon procedures to the unaudited pro forma condensed combined historical financial information presented herein and, accordingly, assume no responsibility for them.
     The following is a brief description of the amounts recorded under each of the column headings in the unaudited pro forma condensed combined historical financial information:
Historical Time Warner
     This column reflects Time Warner’s historical operating results for the nine months ended September 30, 2006, derived from Time Warner’s interim unaudited financial statements inclusive of the impacts of the Transactions from August 1, 2006 through September 30, 2006.
Historical Adelphia and Comcast Systems
     This column reflects Adelphia’s historical operating results for the seven months ended July 31, 2006, prior to any adjustments for the Transactions. The Adelphia historical operating results exclude the gain and corresponding taxes that resulted from the sale of systems to TWC and Comcast. This column also includes the historical operating results for the seven months ended July 31, 2006 of the cable systems previously owned by Comcast in Dallas, Cleveland and Los Angeles, which were transferred to a subsidiary of TWC in the Exchange (the “Comcast Historical Systems”), prior to any adjustments for the Transactions. This column includes amounts relating to systems that were not acquired by TWC, but instead were acquired by Comcast (as part of the Adelphia Acquisition or the Exchange) or were retained by Adelphia after the Transactions and, thus, are excluded from the Company’s unaudited pro forma condensed combined historical financial information through the adjustments made in the “Less Items Not Acquired” column described below.
Less Items Not Acquired
     This column represents the unaudited historical operating results of the Adelphia systems that were (i) received by TWC in the Adelphia Acquisition and then transferred to Comcast in the Exchange, (ii) acquired by Comcast in the Adelphia Acquisition and not transferred to TWC in the Exchange or (iii) retained by Adelphia after the Transactions. This column also includes certain allocated costs that were included in the financial information relating to the Comcast Historical Systems (collectively with the items in (i), (ii) and (iii) above, the “Items Not Acquired”). Specifically, the following items relate to the Items Not Acquired and, therefore, are reflected in this column:
•	Adelphia’s and Comcast’s parent and subsidiary interest expense;

•	Intercompany management fees related to the Comcast Historical Systems;

•	A gain on the settlement of a liability between Adelphia and related parties;

•	Adelphia investigation and re-audit related fees;

•	Reorganization expenses due to the bankruptcy of Adelphia; and

•	Income tax provisions.

Subtotal of Net Acquired Systems
     This column represents the unaudited historical operating results of the “Net Acquired Systems” and reflects the historical operating results of the “Historical Adelphia” and “Comcast Systems” for the seven months ended July 31, 2006, less the historical operating results of the Items Not Acquired. This column does not include the historical operating results of Time Warner and is before the impact of pro forma adjustments.
Pro Forma Adjustments — Adelphia Acquisition, Exchange and Redemptions
     This column represents pro forma adjustments related to the consummation of the Adelphia Acquisition, the Exchange and the Redemptions, as more fully described in the notes to the unaudited pro forma condensed combined historical financial information. All estimates of fair value presented are preliminary and are subject to change based on the completion of a final third-party valuation analysis.
TKCCP Dissolution
     This column reflects the consolidation of the Kansas City Pool that will occur upon the TKCCP Dissolution. TWC currently accounts for its interest in TKCCP under the equity method of accounting. The adjustments to the unaudited pro forma condensed combined historical financial information reflect the reversal of historical equity income and the consolidation of the operations of the Kansas City Pool. All estimates of fair value presented are preliminary and are subject to change based on the completion of a final third-party valuation analysis.
Intercompany Eliminations / TKCCP Pro Forma Adjustments
     This column eliminates the intercompany transactions between Time Warner and the systems acquired or transferred in the Transactions and the TKCCP Dissolution. For example, the Company is eliminating revenue recognized by Home Box Office, Inc. (“HBO”) or Turner Broadcasting System, Inc. that was paid by an Adelphia or Comcast system that TWC has acquired in the Transactions. This column also adjusts for the transactions between Time Warner and those systems no longer consolidated as a result of the Exchange or the Redemptions. In addition, this column eliminates the Road Runner fees and management fees that were paid by the Houston Pool to TWC, net of certain direct costs incurred by TWC for the Road Runner services provided. These services will not be provided to the Houston Pool subsequent to the TKCCP Dissolution.

TIME WARNER INC.
UNAUDITED PRO FORMA CONDENSED COMBINED HISTORICAL BALANCE SHEET
September 30, 2006
(in millions, except per share data)

	Historical	TKCCP		Pro Forma
	Time Warner	Dissolution		Time Warner
ASSETS
Current assets
Cash and equivalents	$1,178	$38		$1,216
Restricted cash	55	—		55
Receivables, less allowances	5,762	27		5,789
Inventories	1,769	—		1,769
Prepaid expenses and other current assets	1,385	1		1,386

Total current assets	10,149	66		10,215

Noncurrent inventories and film costs	4,920	—		4,920
Investments, including available-for-sale securities	3,554	(2,005	)f	1,549
Property, plant and equipment, net	16,016	731		16,747
Intangible assets subject to amortization, net	5,247	2		5,249
Intangible assets not subject to amortization	46,543	796	f	47,339
Goodwill	41,256	—		41,256
Other assets	2,896	2		2,898

Total assets	$130,581	$(408)		$130,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,072	11		$1,083
Participations payable	2,058	—		2,058
Royalties and programming costs payable	1,091	15		1,106
Deferred revenue	1,571	12		1,583
Debt due within one year	101	—		101
Other current liabilities	5,673	37		5,710
Current liabilities of discontinued operations	63	—		63

Total current liabilities	11,629	75		11,704

Long-term debt	33,255	(627	)e	32,628
Deferred income taxes	13,424	53	g	13,477
Deferred revenue	607	—		607
Mandatorily redeemable preferred membership units issued by a subsidiary	300	—		300
Other liabilities	5,593	11		5,604
Noncurrent liabilities of discontinued operations	17	—		17
Minority interests	3,976	—		3,976

Total liabilities	68,801	(488)		68,313

Total shareholders’ equity	61,780	80		61,860

Total liabilities and shareholders’ equity	$130,581	$(408)		$130,173

See accompanying notes

TIME WARNER INC.
UNAUDITED PRO FORMA CONDENSED COMBINED HISTORICAL STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2006
(in millions, except per share data)

					Pro Forma
		Historical			Adjustments —				Intercompany
		Adelphia and			Adelphia				Eliminations/
		Comcast Systems			Acquisition,				TKCCP
	Historical	(Seven Months	Less Items Not	Subtotal of Net	Exchange and		TKCCP		Pro Forma		Pro Forma
	Time Warner	ended 7/31/2006)	Acquired	Acquired Systems	Redemptions		Dissolution		Adjustments		Time Warner
Total revenues	$31,758	$3,486	$(1,203)	$2,283	$—		$586		$(206)		$34,421

Cost of revenues	(17,880)	(2,497)	890	(1,607)	33	a	(388)		182		(19,660)
Selling, general and administrative	(7,718)	(475)	141	(334)	—		(91)		(14)		(8,157)
Amortization of intangible assets	(434)	(83)	21	(62)	(67	)a	(1)		—		(564)
Amounts related to securities litigation and government investigations	(90)	—	—	—	—		—		—		(90)
Merger-related, restructuring and shutdown costs	(205)	—	—	—	—		—		—		(205)
Asset impairments	(200)	(26)	17	(9)	—		—		—		(209)
Gains on disposal of assets, net	22	2	(2)	—	—		—		—		22

Operating income (Loss)	5,253	407	(136)	271	(34)		106		(38)		5,558

Interest expense, net	(1,115)	(442)	442	—	(376	)b	—	e	—		(1,491)
Other income (expense), net	1,074	(62)	52	(10)	—		(76	)f	—		988
Minority interest (expense) income, net	(265)	13	(13)	—	45	c	—		—		(220)

Income (loss) before income taxes	4,947	(84)	345	261	(365)		30		(38)		4,835
Income tax benefit (provision)	(1,563)	(81)	81	—	34	d	(11	)g	14		(1,526)

Income (loss) before discontinued operations and cumulative effect of accounting change	$3,384	$(165)	$426	$261	$(331)		$19		$(24	)h	$3,309

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.79	—	—	—	—		—		—		$0.78

Basic common shares	4,258.7	—	—	—	—		—		—		4,258.7

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.79	—	—	—	—		—		—		$0.77

Diluted common shares	4,296.7	—	—	—	—		—		—		4,296.7

See accompanying notes

Notes to Unaudited Pro Forma Condensed Combined Historical Financial Information
Note 1: Description of the Transactions
Adelphia Acquisition
     On July 31, 2006, TWC purchased certain assets and assumed certain liabilities from Adelphia for a total of approximately $8.935 billion in cash and shares representing approximately 16% of TWC’s common stock. The contractual cash portion of the purchase price of approximately $9.154 billion was preliminarily reduced at closing by approximately $219 million as a result of the contractual adjustments, which resulted in a net cash payment by Time Warner NY Cable LLC (“TWNY”), a subsidiary of Time Warner and TWC, of approximately $8.935 billion for the Adelphia Acquisition. A summary of the purchase price is set forth below:

Time Warner
(in millions)

Cash	$8,935

Approximate 16% interest in TWC (1)	5,500

Total	$14,435

(1)	The valuation of approximately $5.5 billion for the 16% interest in TWC as of July 31, 2006 was determined by a third party using a discounted cash flow and market comparable valuation model.
Exchange
     Immediately after the Adelphia Acquisition on July 31, 2006, a subsidiary of TWC and Comcast exchanged certain cable systems with an estimated fair value of approximately $8.7 billion, as determined by a third party using a discounted cash flow and market comparable valuation model, to enhance TWC’s and Comcast’s respective geographic clusters of subscribers. The subsidiary of TWC paid Comcast a contractual closing adjustment totaling $67 million related to the Exchange. The Exchange was accounted for by Time Warner as a purchase of cable systems from Comcast and a sale of TWC’s cable systems to Comcast.
Redemptions
     Immediately prior to the Adelphia Acquisition on July 31, 2006, TWC and TWE, respectively, redeemed Comcast’s interests in TWC and TWE, each of which was accounted for as an acquisition of a minority interest. Specifically, in the TWC Redemption, TWC redeemed Comcast’s 17.9% interest in TWC for 100% of the capital stock of a subsidiary of TWC that held both cable systems serving approximately 589,000 subscribers (as of June 30, 2006), with an estimated fair value of approximately $2.470 billion, as determined by a third party using a discounted cash flow and market comparable valuation model, and approximately $1.857 billion in cash. In addition, in the TWE Redemption, TWE redeemed Comcast’s 4.7% residual equity interest in TWE for 100% of the equity interests in a subsidiary of TWE that held both cable systems serving approximately 162,000 subscribers (as of June 30, 2006), with an estimated fair value of approximately $630 million, as determined by a third party using a discounted cash flow and market comparable valuation model, and approximately $147 million in cash. The transfer of cable systems as part of the Redemptions is reflected as a sale of cable systems for accounting purposes, and an after-tax gain of $930 million which is comprised of a $113 million pre-tax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.987 billion and the estimated fair value of $3.100 billion) and the net reversal of deferred tax liabilities of approximately $817 million was recognized because of the excess of the estimated fair value of these cable systems over their book value. This gain is not reflected in the accompanying unaudited pro forma condensed combined historical financial information.

Financing Arrangements
     In connection with the Transactions, TWC incurred incremental debt and a subsidiary of TWC issued Series A mandatorily redeemable preferred membership units in an aggregate amount of approximately $11.1 billion. In connection with the TKCCP Dissolution, in October 2006, TWC received approximately $627 million of cash in repayment of outstanding loans TWC had made to TKCCP (which have been assumed by Comcast). The cash that was received was assumed to be used to pay down TWC’s existing credit facilities.
Note 2: Unaudited Pro Forma Adjustments to Condensed Combined Historical Financial Information — Nine Months Ended September 30, 2006 — Adelphia Acquisition, Exchange and Redemptions
     The pro forma adjustments to the financial information for the nine months ended September 30, 2006 relating to the Adelphia Acquisition, the Exchange and the Redemptions are as follows:
(a)	The adjustments to historical depreciation and amortization expense reflect the revised fair values and useful lives of the underlying assets based on a preliminary independent valuation analysis.

(b)	The increase in interest expense reflects incremental borrowings to finance the Adelphia Acquisition and the Redemptions. The following table illustrates the allocation of borrowings to various financing arrangements and the computation of incremental interest expense.

Adelphia Acquisition

			Interest
			Expense for
	Long-term		the seven months
	Debt	Annual	ended 7/31/06
	(in millions)	Rate	(in millions)

Series A Preferred(1)	$300	8.21%	$14
Other debt(1)	8,822	5.74%	295

Total	$9,122		$309

(1)	This table reflects borrowings from TWC’s revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for Other debt is a weighted-average rate based on the actual borrowings used to finance the Adelphia Acquisition. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $8 million for the seven-month period.
Redemptions

Interest
Expense for
	Long-term		the seven months
	Debt	Annual	ended 7/31/06
	(in millions)	Rate	(in millions)

Other debt (1)	$2,004	5.74%	$67

(1)	This table reflects borrowings from TWC’s revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for Other debt is a weighted-average rate based on the actual borrowings under these financing arrangements. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $2 million for the seven-month period.
(c)	The adjustment to minority interest expense reflects the elimination of Comcast’s equity interests in TWC and TWE and the recording of Adelphia’s 16% minority interest in TWC.

(d)	The adjustment to the income tax provision is required to adjust the historical taxes on both the “Subtotal of Net Acquired Systems” and the “Pro Forma Adjustments — Adelphia Acquisition, Exchange and Redemptions” at Time Warner’s marginal tax rate of 38% and considering the impact of the non-deductible interest expense related to the Series A mandatorily redeemable preferred units.
Note 3: TKCCP Dissolution
     Time Warner will consolidate the results of the Kansas City, south and west Texas and New Mexico systems upon the consummation of the TKCCP Dissolution. Such amounts are reflected in the pro forma condensed combined historical financial information as the Company believes that the transaction is probable of occurring. The dissolution procedure commenced on July 3, 2006 and is subject to certain regulatory approvals, which are expected to be received no later than the first quarter of 2007. Upon the dissolution of TKCCP, TWC will receive the Kansas City Pool and Comcast will receive the Houston Pool. All debt of TKCCP (inclusive of debt provided by TWC and Comcast) was allocated to the Houston Pool and became the responsibility of Comcast. Time Warner will account for the TKCCP dissolution as a sale of its 50% interest in the Houston Pool in exchange for acquiring an additional 50% interest in the Kansas City Pool. Time Warner will record a gain based on the difference between the carrying value and the fair value of TWC’s 50% investment in the Houston Pool surrendered in connection with the TKCCP Dissolution. The preliminary after tax gain of $80 million is not reflected in the accompanying unaudited pro forma condensed combined historical statement of operations.
(e)	As part of the TKCCP Dissolution, in October 2006 TWC received $627 million in cash. The cash received was assumed to be used to pay down TWC’s existing credit facilities and, therefore, the adjustment to the unaudited pro forma condensed combined historical financial information reflects the elimination of historical interest expense offset by the elimination of interest income earned by TWC.

(f)	Time Warner has historically accounted for its investment in TKCCP under the equity method of accounting and will continue to do so until the consummation of the TKCCP Dissolution. The adjustment to the unaudited pro forma condensed combined historical financial information reflects the reversal of historical equity income and the consolidation of the operations of the Kansas City Pool. The adjustment to the unaudited pro forma condensed combined historical balance sheet reflects the reversal of Time Warner’s historical investment in TKCCP and the incremental purchase price consideration of $133 million which has preliminarily been allocated to franchise intangibles and included as a component of intangible assets not subject to amortization.

(g)	The adjustment to the income tax provision is required to adjust the historical income taxes on the TKCCP Dissolution at Time Warner’s marginal tax rate of 38%. In addition, the adjustment to deferred income taxes reflects the recording of a $53 million deferred tax liability associated with the gain on the TKCCP Dissolution.

(h)	The net adjustment of $24 million (after applying a marginal tax rate of 38%) eliminates the Road Runner fees and management fees that were paid by the Houston Pool to TWC and is offset by direct costs incurred by TWC for the Road Runner services provided.